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                      [LeMASTER & DANIELS PLLC LETTERHEAD]




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A of Composite Deferred Series, Inc. of our report dated January 20, 1998, on the financial statements and financial highlights included in the December 31, 1997, Annual Report to Shareholders of Composite Deferred Series, Inc. We further consent to the reference to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Public Accountants" in the Statement of Additional Information.


/s/ LeMaster & Daniels PLLC

LeMaster & Daniels PLLC
Spokane, Washington
April 27, 1999